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                                                                      EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

                                               State or County
              Name of Subsidiary               of Incorporation
              ------------------               ----------------
       Southern Michigan Bank & Trust              Michigan

       SMB&T Financial Services, Inc.              Michigan

       SMB Mortgage Company                        Michigan

Southern Michigan Bancorp, Inc. is the immediate parent and owns 100% of the outstanding shares of Southern Michigan Bank & Trust. Southern Michigan Bank & Trust is the immediate parent and owns 100% of the outstanding shares of SMB&T Financial Services, Inc. and SMB Mortgage Company.